Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In accordance with the Share Exchange Agreement dated March 31, 2009, Develocap, Inc. (“the Company” or “Develocap”) agreed to issue to the shareholders of Trai Thien an aggregate of 23,400,000 shares of common stock of Develocap in exchange for all of the issued and outstanding stock of Trai Thien. On July 17, 2009, Develocap and Trai Thien entered into Amendment No. 1 to the Share Exchange Agreement (the “Amendment”), pursuant to which it was agreed that at closing, Develocap shall place an aggregate of 15,903,000 shares of its common stock in escrow and the Trai Thien shareholders shall place 10,680,930 shares of the Trai Thien’s common stock being 51% of the total issued and outstanding shares of Trai Thien in escrow, pending the approval and registration of such transfers in accordance with the applicable Vietnamese laws and regulations. The Share Exchange will result in a change of control of Develocap with Trai Thien Shareholders owning approximately 82.4% of the Company’s common stock.

In connection with the Share Exchange Agreement, the Company entered into Management Services Agreement with Trai Thien, pursuant to which Trai Thien engages and retains Develocap, through its officers and directors, to provide certain management and advisory services to Trai Thien as set forth in Article I of the Management Services Agreement. Trai Thien shall pay to the Company a fee for such Management Services equals to 51% of Trai Thien’s net income after taxes.

DEVELOCAP, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Develocap Inc. at April 30, 2009	Trai Thien at March 31, 2009	Pro forma Adjustments		Pro forma Combined

ASSETS
Current assets:
Cash and cash equivalents	-	260,703	-		260,703
Accounts receivable, trade	-	12,579	-		12,579
Amounts due from stockholders	-	1,052,128	-		1,052,128
Prepayments and other receivable	-	167,315	-		167,315
Total current assets	-	1,492,725	-		1,492,725
Non-current assets:
Vessel construction in progress	-	11,312,013	-		11,312,013
Plant and equipment, net	-	14,452	-		14,452
TOTAL ASSETS	-	12,819,190	-		12,819,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	-	227,957	-		227,957
Short-term borrowings	-	88,450	-		88,450
Income tax payable	-	104,362	-		104,362
Accrued liabilities and other payables	23,250	-	(23,250)	(1)	-
Total current liabilities	23,250	420,769	-		420,769
Stockholders’ equity:
Common stock, par value	5,000	12,764,448	(12,741,048)	(2)	28,400
Additional paid-in capital	149,150	287,132	12,586,898	(1), (2)	13,023.180
Accumulated other comprehensive loss	-	(993,431)	-		(993,431)
Statutory reserves	-	113,506	-		113,506
Retained earnings (accumulated loss)	(177,400)	226,766	177,400	(1)	226,766
Total stockholders’ equity	(23,250)	12,398,421	23,250		12,398,421

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	-	12,819,190	-		12,819,190

DEVELOCAP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2008

	Develocap Inc. For the year ended January 31, 2009	Trai Thien For the year ended December 31, 2008	Pro forma Adjustment		Pro forma Combined

Revenues, net	-	3,816,461	-		3,816,461
Operating expenses:
Voyage expense	-	(1,264,743)	-		(1,264,743)
Vessel operating expense	-	(579,369)	-		(579,369)
Rental expense to related parties	-	(1,472,947)	-		(1,472,947)
Sales and marketing	-	(10,454)	-		(10,454)
General and administrative	(21,250)	(100,379)	21,250	(1)	(100,379)
Total operating expenses	(21,250)	(3,427,892)	21,250	(1)	(3,427,892)
Income from operations	-	388,569	21,250	(1)	388,569
Other expense	-	(1,769)	-		(1,769)
Income before income taxes	(21,250)	386,800	21,250	(1)	386,800
Income tax expense	-	(121,487)	-		(121,487)
NET INCOME	(21,250)	265,313	21,250	(1)	265,313

Net income per share – Basic and diluted	0.053				0.009
Weighted average shares outstanding	5,000,000				28,400,000

DEVELOCAP, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2009

	Develocap Inc. For the quarter ended April 30, 2009	Trai Thien For the quarter ended March 31, 2009	Pro forma Adjustment		Pro forma Combined

Revenues, net	-	1,849,130			1,849,130
Operating expenses:
Voyage expense	-	(772,711)	-		(772,711)
Vessel operating expense	-	(212,441)	-		(212,441)
Rental expense to related parties	-	(525,423)	-		(525,423)
Selling, general and administrative	(500)	(299,660)	500	(1)	(299,660)
Total operating expenses	(500)	(1,810,235)	500	(1)	(1,810,235)
Income from operations	(500)	38,895	500	(1)	38,895
Other expense	-	(2,366)	-		(2,366)
Income (loss) before income taxes	(500)	36,529	500	(1)	36,529
Income tax expense	-	(1,231)	-		(1,231)
NET INCOME (LOSS)	(500)	35,298	500	(1)	35,298

Net income per share – Basic and diluted	0.007				0.001
Weighted average shares outstanding	5,000,000				28,400,000

DEVELOCAP, INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Pro Forma Presentation

The Exchange between Develocap and Trai Thien is treated as a reverse acquisition and recapitalization of Develocap whereby Trai Thien are deemed to be the accounting acquirer (legal acquiree) and Develocap to be the accounting acquiree (legal acquirer). After the consummation of the Exchange, Trai Thien’s shareholders will collectively hold approximately 82.4% of the voting rights in the combined company.

The following unaudited pro forma condensed combined financial statements give effect to the merger of the Company and Trai Thien as if such transaction occurred as at such date. The unaudited pro forma financial statements are based on the respective historical financial statements and the notes thereto of the Company and Trai Thien. The unaudited pro forma condensed combined balance sheets are derived from the historical balance sheets of Develocap and Trai Thien as of April 30, 2009 and March 31, 2009, respectively. The unaudited pro forma condensed combined statement of operations gives effect to the merger as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 is derived from the audited financial statements of Trai Thien and Develocap The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2009 is derived from the unaudited financial statements of Trai Thien and Develocap.

The pro forma financial information should be read in conjunction with the audited and unaudited financial statements of Trai Thien and Develocap. The unaudited pro forma combined financial information is not necessarily indicative of operating results or the financial position that the Share Exchange was in existence assuming the Exchange was completed, and is not necessarily indicative of future operating results.

The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances. These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of Develocap and Trai Thien.

Note 2 – Pro Forma Adjustments

These unaudited pro forma condensed combined financial statements reflect the following pro forma adjustments:

Adjustment 1:

To eliminate the accumulated deficit of Develocap, Inc as Trai Thien will be the continuing entity as accounting acquirer for accounting purposes.

Adjustment 2:

To record the issuance of 23,400,000 shares of the common stock of Develocap, Inc at par value of $0.001 in exchange for all the capital stock of Trai Thien.